EXHIBIT 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Anneli Ballard (212) 984-9350

Korn/Ferry International announces a 17% increase in

earnings per share, without giving effect to a loss recovery on investment

Highlights:

•	Net income for the third quarter fiscal 2006 was $16.6 million, an improvement of $6.8 million or 69%, from $9.8 million in the prior year third quarter. Net income for Q3’06 was $12.1 million without giving effect to a loss recovery of $4.5 million on an investment sold by the company during the quarter.

•	Third quarter fiscal 2006 diluted earnings per share was $0.37 compared to $0.23 in the prior year third quarter. Diluted earnings per share for Q3’06 was $0.27, an increase of 17% over the prior year third quarter, excluding the loss recovery on an investment sold by the company during the quarter.

•	Third quarter fiscal 2006 fee revenue of $129.6 million increased $12.7 million, or 11%, from $116.9 million in the same quarter last year.

Los Angeles, CA, March 7, 2006 - Korn/Ferry International (NYSE:KFY), the leading provider of executive search, outsourced recruiting and leadership development solutions, announced third quarter fiscal 2006 diluted earnings per share of $0.37 compared to $0.23 in Q3’05. Diluted earnings per share was $0.27 in Q3’06 excluding the loss recovery on an investment sold by the company during the quarter.

“We continue to see strong demand for all of our service offerings across all geographic regions,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry. “We are pleased to report the highest quarterly net income in the company’s history and look forward to continuing to increase shareholder value.”

Financial Results

(dollars in millions, except per share amounts)

	Third Quarter		Year to Date
	Q3’06	Q3’05	Q3’06	Q3’05
Fee Revenue	$129.6	$116.9	$377.6	$328.2
Revenue	$136.8	$123.6	$398.8	$345.3
Operating Income	$18.7	$17.1	$55.5	$47.2
Operating Margin	14.4%	14.6%	14.7%	14.4%
Net Income	$16.6	$9.8	$39.1	$26.9
Basic Earnings Per Share	$0.41	$0.25	$0.98	$0.70
Diluted Earnings Per Share	$0.37	$0.23	$0.88	$0.62
Adjusted Results*
Net Income	$12.1	$9.8	$34.6	$26.9
Basic Earnings Per Share	$0.30	$0.25	$0.87	$0.70
Diluted Earnings Per Share	$0.27	$0.23	$0.78	$0.62

*	Adjusted results exclude a $4.5 million loss recovery on an investment sold by the company during Q3’06 and is provided for comparative purposes. This is a non-GAAP measure and is not intended to replace Net Income or EPS measured in accordance with GAAP.

Fee revenue of $129.6 million in Q3’06 increased $12.7 million, or 11%, from $116.9 million in Q3’05. Fee revenue improved globally due to an 11% increase in the number of executive search engagements opened compared to prior year. Exchange rates impacted fee revenue in Q3’06 unfavorably by $4.0 million compared to Q3’05.

Compensation and benefits of $86.9 million in Q3’06 increased $12.3 million, or 16%, compared to $74.6 million in Q3’05. The increase is a reflection of higher headcount in North America Europe and Futurestep, as the company continues to invest in its operations. Variable compensation also increased due to improved profitability.

General and administrative expense of $21.3 million in Q3’06 decreased by $1.4 million, or 6%, from $22.7 million in Q3’05 as a result of decreased meetings and other administrative expense as compared to the same period last year.

Operating income was $18.7 million in Q3’06, an improvement of $1.6 million, or 9%, compared to $17.1 million in Q3’05. Operating margin for the quarter decreased slightly to 14.4% from 14.6% in the prior year quarter, due primarily to increased compensation and benefits costs resulting from increased headcount, as the Company continues to make strides in growing the business across industries worldwide.

The company recorded a $4.5 million loss recovery on an investment sold during the third quarter to other income. The investment was impaired in the first quarter of fiscal 2002. Excluding the impact of the sale, quarterly basic and diluted EPS was $0.30 and $0.27, respectively.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities was $232.1 million at January 31, 2006 compared to $206.9 million at April 30, 2005. The increase in cash at January 31, 2006 was due to cash provided by operating and financing activities.

Interest expense in Q3’06 was $2.5 million, compared to $2.7 million in the same period last year. Interest expense in both years primarily related to borrowings under Korn/Ferry’s convertible securities and COLI policies. At January 31, 2006, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data

(dollars in millions)

	Third Quarter		Year to Date
	Q3’06	Q3’05	Q3’06	Q3’05
Fee revenue	$111.7	$102.6	$326.0	$289.2
Revenue	$117.1	$107.9	$342.3	$303.3
Operating Income	$24.4	$21.1	$71.3	$59.5
Operating Margin	21.9%	20.5%	21.9%	20.6%
Average number of consultants	434	394	429	388
Engagements (a)	1,590	1,434	4,541	4,174

a)	Represents new engagements opened in the respective period.

Fee revenue was $111.7 million in Q3’06, an increase of $9.1 million, or 9%, from $102.6 million in Q3’05. Fee revenue improved in all regions due to an increase in the number of engagements, as compared to the same quarter last year.

Executive recruitment operating income improved $3.3 million in Q3’06, or 16%, to $24.4 million compared to $21.1 million in Q3’05. Operating margin for the quarter improved to 21.9% compared to 20.5% in the prior year.

We continue to invest in our people as we continue to secure engagements across various regions and industries. The total number of consultants at January 31, 2006 was 436, an increase of 45 consultants from January 31, 2005.

Selected Futurestep Data

(dollars in millions)

	Third Quarter		Year to Date
	Q3’06	Q3’05	Q3’06	Q3’05
Fee revenue	$18.0	$14.3	$51.6	$39.0
Revenue	$19.7	$15.7	$56.6	$42.1
Operating Income	$1.4	$0.7	$4.8	$5.0
Operating Margin	7.8%	5.0%	9.3%	12.8%

Fee revenue was $18.0 million in Q3’06, an increase of $3.7 million, or 26%, from $14.3 million in Q3’05. Improvements in fee revenue were driven by an increase in the number of new engagements opened and continuing development of Futurestep’s recruitment process outsourcing operations.

Futurestep operating income was $1.4 million in Q3’06, an increase of $0.7 million or 100% from $0.7 million in the prior year quarter. Operating margin for Futurestep increased to 7.8% from 5.0% in Q3’05, as the company has experienced increasing demand for Futurestep’s services worldwide.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that fourth quarter fiscal 2006 fee revenue is likely to be in the range of $131 million to $136 million and diluted earnings per share is likely to be in the range of $0.27 to $0.31, excluding a one-time tax benefit to be received by the company in the fourth quarter. Including the tax benefit, diluted earnings per share is likely to be in the range of $0.37 to $0.45. The tax benefit is the result of the conclusion, on February 16, 2006, of an audit of our U.S. Federal Income Tax returns for the years ended April 30, 1997 through April 30, 2003.

Earnings Conference Call Webcast

The earnings conference call will be held today at 10:00 AM (EST) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with 70 offices in 36 countries, is the leading provider of executive search, outsourced recruiting and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development and middle management recruitment services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2006	2005	2006	2005
Fee revenue	$129,626	$116,885	$377,616	$328,198
Reimbursed out-of-pocket engagement expense	7,191	6,737	21,229	17,148

Total revenue	136,817	123,622	398,845	345,346
Compensation and benefits	86,938	74,616	246,100	208,501
General and administrative expense	21,304	22,736	68,034	64,982
Out-of-pocket engagement expense	7,684	6,825	22,569	17,983
Depreciation and amortization	2,177	2,341	6,597	6,723

Total operating expense	118,103	106,518	343,300	298,189

Operating income	18,714	17,104	55,545	47,157
Interest and other income (expense), net	3,823	(1,888)	1,276	(6,384)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	22,537	15,216	56,821	40,773
Provision for income taxes	6,375	5,897	19,164	15,288
Equity in earnings of unconsolidated subsidiaries	451	505	1,473	1,420

Net income	$16,613	$9,824	$39,130	$26,905

Interest expense on convertible securities, net of taxes	785	785	2,353	2,344

Net income adjusted for computation of diluted EPS	$17,398	$10,609	$41,483	$29,249

Basic earnings per common share	$0.41	$0.25	$0.98	$0.70

Basic weighted average common shares outstanding	40,248	38,726	39,895	38,309

Diluted earnings per common share	$0.37	$0.23	$0.88	$0.62

Diluted weighted average common shares outstanding	47,484	46,974	47,226	46,832

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended January 31,				Nine Months Ended January 31,
	2006		2005		2006		2005
Fee Revenue:
Executive recruitment:
North America	$64,371		$55,330		188,852		$162,643
Europe	28,934		31,210		83,801		79,865
Asia/Pacific	13,930		13,125		41,941		39,181
South America	4,417		2,897		11,450		7,501

Total executive recruitment	111,652		102,562		326,044		289,190
Futurestep	17,974		14,323		51,572		39,008

Total fee revenue	129,626		116,885		377,616		328,198

Reimbursed out-of-pocket engagement expenses	7,191		6,737		21,229		17,148

Total revenue	$136,817		$123,622		$398,845		$345,346

		Margin		Margin		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$15,260	24%	$11,423	21%	$44,666	24%	$35,479	22%
Europe	5,470	19%	6,867	22%	16,065	19%	15,450	19%
Asia/Pacific	2,745	20%	2,343	18%	8,632	21%	7,605	19%
South America	941	21%	431	15%	1,888	16%	983	13%

Total executive recruitment	24,416	22%	21,064	21%	71,251	22%	59,517	21%
Futurestep	1,396	8%	714	5%	4,793	9%	5,007	13%
Corporate	(7,098)		(4,674)		(20,499)		(17,367)

Total operating income	$18,714	14%	$17,104	15%	$55,545	15%	$47,157	14%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of January 31, 2006	As of April 30, 2005
ASSETS
Cash and cash equivalents	$212,285	$199,133
Marketable securities	19,843	7,815
Receivables due from clients, net of allowance for doubtful accounts of $8,931 and $7,307	89,809	68,942
Income taxes and other receivables	10,721	6,004
Deferred income taxes	9,526	8,864
Prepaid expenses	13,561	13,710

Total current assets	355,745	304,468

Property and equipment, net	19,717	18,287
Cash surrender value of company owned life insurance policies, net of loans	69,307	65,047
Deferred income taxes	35,788	30,889
Goodwill	107,110	107,014
Deferred financing costs, investments and other	8,209	8,463

Total assets	$595,876	$534,168

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,473	$7,196
Income taxes payable	26,186	15,400
Compensation and benefits payable	90,731	107,009
Other accrued liabilities	24,342	28,792

Total current liabilities	149,732	158,397

Deferred compensation and other retirement plans	69,298	59,134
Long-term debt	45,099	44,949
Other liabilities	7,724	7,991
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,387	10,942	10,795

Total liabilities	282,795	281,266
Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 43,275 and 41,268 shares issued and 41,774 and 39,888 shares outstanding	357,000	330,745
Retained deficit	(43,454)	(82,584)
Unearned restricted stock compensation	(8,625)	(4,355)
Accumulated other comprehensive income	8,736	9,679

Shareholders’ equity	313,657	253,485
Less: Notes receivable from shareholders	(576)	(583)

Total shareholders’ equity	313,081	252,902

Total liabilities and shareholders’ equity	$595,876	$534,168